Exhibit 99.1
Royal Gold to Acquire Interest in the Gold Production from
Teck Cominco’s Andacollo Mine in Chile
     DENVER, COLORADO. APRIL 6, 2009: ROYAL GOLD, INC. (“Royal Gold”) (NASDAQ: RGLD; TSX: RGL), a leading precious metals royalty company, announced that it has signed a definitive agreement with a subsidiary of Teck Cominco Limited (“Teck”) (TSX: TCK.A and TCK.B; NYSE: TCK), to acquire an interest in the gold production at the Andacollo mine located in Chile (“Andacollo Transaction”). The purchase price consists of $100 million in cash and approximately 4.5 million shares of Royal Gold common stock, each subject to potential adjustments as described below.
     Royal Gold will receive 75% of the gold produced from the sulfide portion of the Andacollo deposit until 910,000 payable ounces of gold have been sold, after which Royal Gold will receive 50% of all future payable gold production from the property.
     Tony Jensen, President and Chief Executive Officer of Royal Gold, commented, “This transaction is a unique opportunity and has all of the characteristics we look for in an acquisition. We are extremely pleased to partner with an experienced operator like Teck on this long-life project in the excellent host country of Chile. This is yet another great addition to our world-class gold royalty portfolio.”
     The Andacollo mine has been in production since 1996, producing copper cathodes from the oxide portion of the deposit. A mill and flotation circuit to produce copper and gold from the sulfide portion of the deposit, known as the “Hypogene Project,” is currently under construction. Teck expects the Hypogene Project to begin initial gold production in late calendar 2009 and reach commercial production in the first half of calendar 2010.
     Teck estimates the sulfide reserves to contain proven and probable mineral reserves of approximately 393.5 million tonnes grading 0.13 grams of gold per tonne. This equates to 1.6 million ounces of gold in the sulfide reserves which will be mined over 20 years of production. Over the first 10 years of the mine life, Teck expects production will average 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually. Royal Gold’s interest does not apply to the production of copper.
     William Heissenbuttel, Vice President of Corporate Development, added, “This transaction supports our long-term strategy of growing and diversifying our royalty portfolio, while maintaining our focus on gold. It also positions the Company to achieve high-quality royalty revenue for many years to come.”

     Pursuant to the acquisition agreement, the cash portion of the purchase price will be increased by 50% of the net proceeds from any underwritten public offering of common stock by Royal Gold in the next 90 days, and the stock portion of the purchase price will be decreased by 50% of the shares sold in any such offering. Royal Gold has also entered into a stockholder agreement with Teck and its subsidiary company which includes customary standstill provisions to vote in accordance with the recommendations of Royal Gold’s board of directors and limited transfer restrictions.
     The transaction is subject to completion of concentrate marketing for a specified percentage of production from the Andacollo mine, the condition that material governmental approvals are not withdrawn or challenged, satisfactory completion of certain limited outstanding due diligence and other customary closing conditions.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company owns royalties on 117 properties on five continents, including royalties on 25 producing properties and 10 development stage properties. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”
For further information, please contact:
Karen Gross,
Vice President and Corporate Secretary
(303) 573-1660
Note: Management’s conference call reviewing the Andacollo transaction will be held today at 7:00 a.m. Mountain Time (9:00 a.m. Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #92620470. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include expectations that the transaction will be completed as currently contemplated; that the transaction will grow and diversify our portfolio, that the transaction positions Royal Gold to achieve high-quality royalty revenue for many years to come; that Chile will remain a stable host country; that the life of reserves at Andacollo will be 20 years; the operator’s estimate of reserves and annual production for copper and gold; completion of construction of the Hypogene Project as currently anticipated by the operator; that Teck’s experience as an operator will prove beneficial to Royal Gold; and the estimate of when production is scheduled to commence. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K/A, and other filings with the

Securities and Exchange Commission. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.